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                                                                   EXHIBIT 23.02






                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the use in the Prospectus constituting part of this Registration Statement on Post-Effective Amendment Number 2 to Form S-1 of our report dated January 20, 2003 on the financial statements of Campbell Alternative Asset Trust as of December 31, 2002 and 2001 and for the years ended December 31, 2002 and 2001 and for the period May 3, 2000 (inception) to December 31, 2000 and our report dated February 25, 2003 on the balance sheet of Campbell & Company, Inc. as of December 31, 2002, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.


                                    /s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.


Hunt Valley, Maryland
September 3, 2003